Exhibit 99.2

Prepared Remarks for Second Quarter Fiscal Year 2012 Results
Issued May 2, 2012

Introduction

About These Remarks
As previously announced Green Mountain Coffee Roasters, Inc. (GMCR) will be discussing its second quarter fiscal year 2012 financial results with analysts and investors in a conference call and live webcast available via the Internet beginning at 5:00 p.m. ET today, May 2, 2012. The following commentary is provided by management in conjunction with GMCR’s second quarter fiscal year 2012 results press release and conference call. These remarks represent management’s current views on the Company’s financial and operational performance as of the date of these remarks. These remarks are provided in advance of the conference call to make efficient use of investors and analysts’ time but will not be read on the live conference call. Management’s prepared remarks on its quarterly results will be provided via a Current Report on Form 8-K and also posted under the events link in the Investor Relations section of the Company’s website at www.GMCR.com.

Conference Call and Live Webcast The conference call webcast is accessible via live webcast from the events link in the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm as are accompanying supplemental slides.  The Company archives the latest conference call for a period of time on its website. A replay of the conference call also will be available by telephone at (719) 457-0820, Passcode 2624910 from 9:00 p.m. ET on May 2, 2012 through 9:00 p.m. ET on Sunday, May 6, 2012.

Second Quarter Fiscal Year 2012 Business Overview
(Supplemental to the second quarter fiscal year 2012 earnings press release issued May 2, 2012)

GMCR remains focused on its value drivers and its enabling initiatives, which we believe will allow the Company to continue to build the value of our enterprise. The Company believes its value drivers include:

1.	Supporting brewer adoption both at home and away from home;
2.	Increasing the opportunities for portion pack consumption;
3.	Leveraging our multi-channel distribution;
4.	Scaling our business to meet demand; and,
5.	Enhancing our geographic presence and the strength of our flagship brands.

Supporting Brewer Adoption
We estimate that the combination of brewer shipments from GMCR and its licensed partners resulted in shipments of 1.5 million Keurig® Single Cup Brewers in the second quarter of fiscal year 2012. Of the total, 1.4 million brewers were shipped by GMCR . The remainder were shipments of third-party brewers, marketed and sold by our licensed partners Breville Group Limited (Breville® brand), Conair (Cuisinart® brand) and Jarden (Mr. Coffee® brand).  Shipments of Keurig® Vue™ brewers in the quarter were not material. Brewer shipments do not account for consumer returns to retailers.

GMCR Q2 2012 Prepared Remarks	P. 2 of 6

Starbucks
We continue to meet all of our volume commitments for our licensed beverage partners including Starbucks. Of note this quarter, we worked with Starbucks to successfully launch its new Starbucks® Blonde Roast coffee, Veranda Blend™, in a K-Cup® pack.

Together, we also introduced Starbucks® K-Cup® packs to Canada and we’re working closely with Starbucks to time the introduction of Starbucks’® varieties to both the away-from-home channel and Starbucks’ retail stores.

Vue™
We were very pleased to introduce our new brewer, Vue™, and accompanying portion packs and accessories in February. The Vue™ was made available in limited quantities initially through Bed Bath & Beyond locations nationwide and early consumer response to the Vue™ system has been very positive, exceeding our initial expectations. We were pleased to launch Vue™ with a number of our owned and non-owned beverage brands included either at introduction or in the near future.

We’ve supported the initial introduction with direct TV, or DRTV. DRTV demand exceeded our internal forecast for the week that our DRTV commercial aired and we generated a return on media of roughly three times that for comparable products.

In addition, we launched a word of mouth awareness campaign that got off to a strong start. Working with a marketing partner, we promoted our plans to support 1,000 Vue™ “house parties” in key geographies in May. The promotion generated 30,000 consumer applications to host house parties in 48 hours, a record-setting result for our marketing partner.

We are currently broadening retail distribution into stores in addition to Bed Bath & Beyond ahead of the Mom’s, Dad’s and Grad’s season with product in store at multiple retailers to support current and planned seasonal advertising.

In addition to increasing distribution and availability of the at-home Vue™ brewer, we also are working toward the launch of Vue™ with RFID technology for the away- from-home channel this fall. Initial discussions and product introduction have been conducted with our authorized distributors and reception thus far has been enthusiastic.

Increasing Portion Pack Consumption

The mission of our new beverage product development group is “a beverage for every occasion.” Over the last several quarters, our organization has been focused on rolling out several high profile non-owned portion packs into the system.  With those introductions successfully behind us, the organization is now refocused on new product innovations and subsequent introductions.

GMCR Q2 2012 Prepared Remarks	P. 3 of 6

Year to date, sales of our specialty beverages portion packs, including hot tea, represented 13% of total portion pack units sold by GMCR, including those we manufacturer on behalf of our non-owned brand partners.

Café Escapes

In our fiscal year 2012, we expect to test on our consumer-direct sites new hot and brewed-over-ice beverages intended to address a variety of consumption opportunities. And in fact, the first of these were introduced in mid-April when we launched two new varieties in our Café Escapes indulgence line. Café Vanilla and Café Caramel became available in K-Cup® packs on greenmountaincoffee.com as of mid-April. We expect to make these two products more broadly available later in the year.

Brew Over Ice
Looking to replicate the success of last year’s Brew Over Ice awareness and marketing campaign, we expect to kick off a “Meet the Cool Side of K-Cup® Packs” campaign in May. The campaign will focus heavily on in-store promotions and shopper marketing initiatives to drive Brew Over Ice trial, and we are encouraged by strong merchandising support from retailers. In addition, in early May, we expect to introduce two new varieties under our The Original Donut Shop™ Sweet & Creamy Brew Over Ice coffee line, bringing together dairy, coffee and sweetener in a portion pack for the first time.

Health & Wellness
In our fiscal year 2012, we expect to introduce the first in what we expect will be a series of wellness beverages intended to address a variety of consumer health and wellness needs. Our goal is to deliver delicious, familiar, high quality coffees, cocoas, and teas, each specifically formulated to address those needs. In the coming months we expect to introduce via our consumer-direct websites a cocoa with added calcium and no added sugar; a cocoa with added antioxidants, vitamins and no added sugar; and, initial varieties of wellness teas.

Leveraging our Multi-Channel Distribution
The goal of our multi-channel distribution strategy is to ensure consumers can purchase portion packs wherever they shop. We estimate consumers can purchase a Keurig® brewing system in more than 36,000 points of distribution. Following is a summary of some of the progress made during our fiscal second quarter.

Grocery
We continue to expand distribution as well as increase shelf space for new varieties within existing stores. According to SymphonyIRI Group, Inc. (IRI) data, in previous periods, single cup had been the fastest growing sub-category in the “center of the store.” According to IRI, for the 12 weeks ending March 18, 2012, and for the first time ever single cup was the fastest growing sub-category in dollar sales within total U.S. grocery, surpassing yogurt and natural shredded cheese categories. IRI’s data also shows that single cup is the number one growth driver within 19 grocery chains.

GMCR Q2 2012 Prepared Remarks	P. 4 of 6

Also according to IRI data, 12-count portion packs sold by GMCR achieved an ACV (all commodity volume) of 93% nationwide with an average of 19 items per store in U.S. grocery stores for the 12-weeks ended March 18, 2012. ACV and item count was higher in the Northeast, with 100% ACV and an average of 34 items per store, compared to the West, where ACV was 90%, with an average of 16 items per store.

Department, Specialty, Mass Retailers and Wholesale Clubs
We saw continued growth of Keurig® Single Cup Brewing system adoption through the second quarter of fiscal year 2012 as evidenced by data from NPD Group. Keurig® was the number two selling coffee maker brand based on unit sales. In the same period, the Keurig® Single Cup Brewing system’s unit share (excluding licensed partners) grew to 21.9%, an increase of 41% from its share of 15.3% in fiscal year 2011. Finally, Keurig® Single Cup Brewers were the top four bestselling coffee makers during the Company’s fiscal second quarter by dollar sales. Including licensed brewers, brewers with Keurig® technology held five of the top six selling brewers by dollar share.
(Note: NPD data does not include all retailers, and is estimated to represent 35%-40% of the total coffee maker opportunity.)

Away From Home
The Away From Home segment of our business is both a significant profit contributor and a “trial generator” helping us encourage At Home adoption. The Away From Home business is more mature than our At Home retail business as it commenced in 1998 compared to 2004 for At Home. However, this segment is experiencing continued growth driven by small office commercial brewers and our focus on bringing Keurig® to workplaces throughout North America. During our second quarter of fiscal year 2012 the Away From Home business experienced 42% growth in brewer placements versus a year ago. For the first half of fiscal year 2012 the Away From Home business has experienced 43% brewer growth. Keurig® Away From Home brewers are sold by Keurig® Authorized Distributors, direct to end users on our consumer-direct websites and in retail locations such as Staples and Office Depot.

Hospitality

Trial of Keurig® products is also generated in our hospitality channel where our in-room brewer can be found in up-market hotel properties. Approximately 250,000 hotel rooms in North America have Keurig® B130 Single Cup Brewers and K-Cup® packs available to guests. We estimate that these brewer placements generate over 25 million annual “trials” of the Keurig® system which benefits both our At Home and Away From Home businesses.

Consumer Direct

Our consumer-facing websites are often the initial gateway consumers use to learn about the Keurig® system. Additionally, our websites are leading e-commerce platforms enabling many of our consumers to purchase their Keurig® product needs conveniently. For instance, through the first half of fiscal year 2012 www.keurig.com had 12.8 million unique visitors, 1.7 million web orders, and a 43% increase in site-generated revenue.

GMCR Q2 2012 Prepared Remarks	P. 5 of 6

Scaling our Business to Meet Demand

GMCR currently operates production/distribution facilities in Castroville, California; Knoxville, Tennessee; Essex, Waterbury and Williston, Vermont; Sumner, Washington; Toronto, Ontario; and, Montreal, Quebec. The Company also conducts research and development activities in facilities in Reading, Wakefield and Woburn, Massachusetts; and in Waterbury, Vermont. Our new plant operations in Windsor, Virginia and expanded operations in Essex, Vermont will be ready for fall production ahead of anticipated Holiday 2012 demand.

Enhancing Our Geographic Presence and Strength of our Core Brands

We continue to make excellent progress with brewer adoption in Canada. According to sell-through data from retailers reporting to NPD Group, for the period January through March 2012, Keurig® Single Cup Brewers (excluding licensed partners) were the top-ranked coffee maker brand in Canada based on dollar sales, with Keurig®’s dollar share of all coffee makers increasing to 34.8% compared to 20.9% in the same period in the prior year. Keurig® was the second- ranked brewer in the region based on unit sales, with unit sales increasing to 22.8% share from 12.3% share in the same period in the prior year. With our success in Canada, we continue to evaluate the potential of opportunities outside North America.

We continue to work to increase the strength and recognition of our core brands, which include Keurig®, Green Mountain Coffee® and Tully’s®. We were very pleased to learn the 2012 Harris Poll EquiTrend study named Green Mountain Coffee® as Coffee Brand of the Year. Harris Poll EquiTrend’s indicated that while Green Mountain Coffee® may be less well known among consumers than other national brands, it earned the highest quality and purchase consideration ratings within the category.

GMCR Q2 2012 Prepared Remarks	P. 6 of 6

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here.  Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the difficulty in forecasting  sales and production levels, the degree to which there are changes in consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating the Company’s acquisitions, the ability to maximize or successfully assert our intellectual property rights, the Company’s success in introducing and producing new product offerings, the Company’s dependence on external capital,  including  the Company’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, the Company’s ability to continue to grow and build profits in the At Home and Away from Home businesses, the Company’s ability to attract and retain senior management,  the continued availability of a consistent supply of parts for our brewers, and the brewers themselves,  the Company experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issue, the extent to which the data security of the Company’s websites may be compromised, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, the impact of the inquiry initiated by the SEC and any related litigation or additional governmental investigative or enforcement proceedings, as well as other risks described more fully in the Company’s Annual Report on Form 10-K for fiscal year 2011 and other filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this release.  The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.